CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 57 and Amendment No. 58 to the Registration Statement on Form N-1A of the Gator Capital Long/Short Fund (formerly the Caldwell & Orkin Gator Capital Long/Short Fund) and to the use of our report dated June 24, 2026 on the financial statements and financial highlights of Gator Capital Long/Short Fund (formerly the Caldwell & Orkin Gator Capital Long/Short Fund), a series of The Caldwell & Orkin Funds, Inc, appearing in Form N-CSR for the year ended April 30, 2026, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 28, 2026